SCHEDULE 14A

                               (RULE 14A-101)

              PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

        PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]     Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[_]     Definitive Proxy Statement
[_]     Definitive Additional Materials
[X]     Soliciting Material Under Rule 14a-12

                                 BESTFOODS
                                 ---------
             (Name of Registrant as Specified in Its Charter)

       -------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which  transaction  applies:
          N/A
     (2)  Aggregate number of securities to which transaction applies: N/A
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
          N/A
     (4)  Proposed maximum aggregate value of transaction: N/A
     (5)  Total fee paid: N/A

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid: N/A
     (2)  Form, Schedule or Registration Statement No.: N/A
     (3)  Filing Party: N/A
     (4)  Date Filed: N/A

UNILEVER AND BESTFOODS SIGN DEFINITIVE MERGER AGREEMENT
FOR ACQUISITION OF BESTFOODS AT $73 PER SHARE

CREATES PRE-EMINENT GLOBAL FOOD AND CONSUMER GOODS COMPANY

Transaction Valued At $24.3 Billion

LONDON, ROTTERDAM and ENGLEWOOD CLIFFS, N.J.--(BUSINESS WIRE)-- June 6, 2000-- Unilever [LSE: ULVR; AEX: UN; NYSE: UN] and Bestfoods [NYSE: BFO] today announced that they have signed a definitive merger agreement. Under the terms of the agreement, Unilever will acquire all the outstanding shares of Bestfoods for $73 per share in cash. Based on the number of shares of Bestfoods on a fully diluted basis the transaction has a total equity value of approximately $20.3 billion. Unilever will also assume approximately $4.0 billion of Bestfoods's debt. Unilever expects the transaction to be accretive to Unilever's cash earnings per share in the first full year of operation. The transaction will be accounted for using the purchase method and is expected to be completed in the fourth quarter of 2000.

The transaction is conditional upon, among other things, the approvals of Unilever and Bestfoods shareholders and regulatory approvals, including European Union and United States anti-trust clearance. The transaction is not conditional upon financing.

The combined company would have had 1999 revenues and operating income of approximately $52.3 billion and $6.2 billion, respectively. The merged company will have leading brand positions in key product categories, such as culinary products, spreads, tea, ice cream and frozen food.

N.W.A. FitzGerald, Chairman Unilever PLC, and A. Burgmans, Chairman Unilever N.V., said, "We are very excited about the combination of Unilever and Bestfoods. This transaction creates the pre-eminent global food and consumer goods company. Together we will have a portfolio of powerful worldwide and regional brands, with strong growth prospects.

"This transaction will accelerate Unilever towards the achievement of our Path-to-Growth objectives- it makes a good plan better. The complementary nature of our geographic coverage and our combined product portfolio together with Bestfoods' strong foodservice operations, will enable us to further raise our growth ambition," continued the Chairmen.

"In addition to creating a premier portfolio of foods brands, the combination will bring together two of the world's top management teams creating one which is capable of realizing the growth and synergy opportunity and leading the category agenda. The Bestfoods management will play an important role in the company. Their insight and experience will be of great value as we move forward together in the global marketplace."

C. R. Shoemate, Chairman, President, and Chief Executive Officer of Bestfoods, said, "We believe that this agreement achieves outstanding value for both sets of shareholders. Bestfoods' management and employees look forward to contributing our knowledge of our brands, businesses, and geographic markets to a smooth integration process and the creation of the pre-eminent global food and consumer goods company."

The complementary nature of Unilever's and Bestfoods' portfolios and geographies uniquely positions the combined company for the acceleration of top line growth through:

     o    The creation of a robust combined business in the USA

     o Maximizing the complementary strength of Unilever and Bestfoods in Europe

     o Building on the strength of Bestfoods in Latin America to accelerate the growth of Unilever's foods portfolio

     o Using Unilever's strength in Asia Pacific to extend the Bestfoods franchise

     o Leveraging Unilever's large range of spreads, tea and tea based beverages and culinary products through Bestfoods excellent foodservice channel

The combination through its complementary and enhanced technology base will be able to support growth by driving innovation within existing Culinary categories. It will also provide the foundation for expansion into related Culinary areas.

The companies anticipate that the combination will result in cost savings of approximately $750 million annually from, among other things, the elimination of duplicate functions, combined purchasing savings, greater efficiencies in operations and business processes, synergy in distribution and marketing, streamlining of general and administrative functions, and increased economies of scale.

Unilever has arranged standby credit facilities with ABN-AMRO N.V., Deutsche Bank A.G. London, Goldman Sachs International and UBS Warburg to finance the transaction. It is anticipated that the transaction will ultimately be financed with debt securities having a currency profile that takes into account the geographic composition of the underlying business.

Goldman, Sachs & Co. acted as financial advisor to Unilever and additional advice was provided by UBS Warburg LLC. Cravath, Swaine & Moore acted as external legal counsel to Unilever. Merrill Lynch & Co. and Salomon Smith Barney Inc. acted as financial advisors to Bestfoods. Fried Frank Harris Shriver & Jacobson acted as external legal counsel to Bestfoods.

Bestfoods, formerly CPC International Inc., is the United States' most international food company, with sales of $8.6 billion in 1999. Best known among Bestfoods' U.S. products are: Hellmann's and Best Foods mayonnaise and dressings; Mazola corn oil and margarine; Skippy peanut butter; Knorr soups, sauces, and bouillons; Entenmann's sweet baked products; Thomas' English muffins; Arnold, Brownberry, Freihofer's, and Oroweat breads; Boboli pizza crusts; Mueller's pasta; and Karo syrup. Bestfoods' global Knorr brand comprises one of the world's most extensive lines of products. Bestfoods is the most international food company based in the U.S., with operations in more than 60 countries and products marketed in 110 countries. For more information about Bestfoods, visit the company's website on the Internet at http://www.Bestfoods.com.

Unilever is one of the world's largest consumer products companies with sales in excess of $45 billion. It produces and markets a wide range of foods, home and personal care products. Unilever operates in 88 countries around the globe and employs 255,000 people. Unilever's well known brands include: Lipton, Ben & Jerry's and Magnum ice cream, Slim Fast, Dove, Organics and Timotei, OMO, CloseUp, Mentadent, Rexona, Elizabeth Arden and Calvin Klein. For more information about Unilever, visit the company's website on the internet at http://www.Unilever.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains certain "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are naturally subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein. The forward-looking statements contained herein include statements about future financial and operating results and benefits of the pending acquisition of Bestfoods by Unilever. Factors that could cause actual results to differ materially from those described herein include: the inability to obtain necessary antitrust approvals; actions of the U.S., foreign and local governments; the inability to successfully integrate the businesses of Bestfoods and Unilever; costs related to the merger; the inability to achieve synergy resulting from the merger; the economic environment of the food and consumer product manufacturing industry and the general economic environment. More detailed information about these factors is set forth in the reports filed by Bestfoods and furnished by Unilever with the Securities and Exchange Commission. Neither Unilever nor Bestfoods is under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

In connection with the merger, Bestfoods will be filing a proxy statement with the Securities and Exchange Commission. SECURITY HOLDERS OF BESTFOODS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT CONTAINS IMPORTANT INFORMATION REGARDING THE MERGER. Investors and security holders may obtain a free copy of the proxy statement when it becomes available and other documents filed by Bestfoods and furnished by Unilever with the Securities and Exchange Commission in connection with the merger at the Securities and Exchange Commission's web-site at www.sec.gov. Security holders of Bestfoods may also obtain for free a copy of the proxy statement and other documents filed to with the Securities and Exchange Commission by Bestfoods in connection with the merger by contacting Rainer
H. Mimberg, Investor Relations, +1 201 894 2837. Security holders of Bestfoods may also obtain for free documents furnished to the Securities and Exchange Commission by Unilever in connection with the merger by contacting Howard Green, Investor Relations, +44 207 822 6824.

Bestfoods and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the security holders of Bestfoods in favor of the merger. The directors and executive officers of Bestfoods include the following: C. R. Shoemate, C. Castellini, A. C. DeCrane, Jr., W. C. Ferguson, R. J. Gillespie, B. S. Gordon, E. R. Gordon,
L. I. Higdon, Jr., R. G. Holder, E. S. Kraus, H. McGraw III, H. de Campos Meirelles, W. S. Norman, R. P. Bergeman, B. H. Kastory, A. C. A. Krauss and
I. M. Ramsay. Collectively, as of February 29, 2000, the directors and executive officers of Bestfoods may be deemed to beneficially own approximately 1.2% of the outstanding shares of Bestfoods common stock and under 5% of the outstanding shares of the Bestfoods Series B Preferred Stock. Security holders of Bestfoods may obtain additional information regarding the interests of such participants by reading the proxy statement when it becomes available.



CONTACT FOR BESTFOODS:
---------------------

     MEDIA:
     -----
     Gale L. Griffin
     Vice President, Corporate Communications
     + 1 201-894-2407


     INVESTORS:
     ---------
     Rainer H. Mimberg
     Vice President, Investor Relations
     + 1 201-894-2837


CONTACT FOR UNILEVER:
--------------------
     Tom Gordijn
     Press Officer, Unilever Rotterdam
     +31-10-2174-844


     John Gould
     Director, Corporate Affairs, Unilever US
     + 1 212-906-4694


     Mike Haines
     Press Officer, Unilever London
     + 44-20-7822-6805